Mission Produce Announces Fiscal 2021 Second Quarter Financial Results
OXNARD, Calif. -- June 10, 2021 -- (GLOBE NEWSWIRE) Mission Produce, Inc. (Nasdaq: AVO) (“Mission” or the “Company”), the world leader in sourcing, producing, and distributing fresh avocados, today reported its financial results for the fiscal second quarter ended April 30, 2021.
Fiscal Second Quarter 2021 Highlights:
•Total revenue of $234.7 million, a 6% increase compared to the same period last year
•Avocado volume sold increased 22%, average selling price decreased 14% compared to the same period last year
•Gross profit increased 26% to $27.1 million, and gross profit percentage increased 180 basis points, to 11.5% of revenue
•Net income of $7.4 million, or $0.10 per diluted share compared to net loss of $14.8 million, or $(0.23) per diluted share, for the same period last year
•Adjusted net income of $8.7 million, or $0.12 per diluted share, compared to $6.2 million, or $0.10 per diluted share, for the same period last year
•Adjusted EBITDA of $16.3 million, an increase of 13% compared to $14.4 million for the same period last year
CEO Message
Steve Barnard, Chief Executive Officer of Mission Produce, commented, “We posted strong fiscal second quarter adjusted EBITDA of $16.3 million, which was a 13% increase versus prior year. Our blue-chip customer base and the flexibility our network provides allowed us to distribute 22% greater volume than prior year. With our vertical integration and key intelligence, we are in excellent position to grow our leadership position.”
Mr. Barnard continued, “Looking ahead to the second half of fiscal 2021, we transition into the southern hemisphere season where our Peruvian harvest comes online. The growing season was very productive, and we are expecting solid yields from our crop and with prices firming up, we are in a great position to deliver a strong second half operating performance, led by our International Farming segment. For the third quarter-to-date period, retail pricing is steady, along with consumption patterns versus the prior year, which is common going into the summer months.”
Fiscal Second Quarter 2021 Consolidated Financial Review
Total revenue for the second quarter of fiscal 2021 was $234.7 million compared to $221.6 million for the same period last year, representing a 6% increase, primarily due to a 22% increase in avocado volume sold, partially offset by a 14% decrease in average per-unit avocado sales prices. The price and volume dynamics were driven by strong industry supply from Mexico in the second quarter, though sequential monthly pricing improved throughout the quarter. In addition, volume during the prior period was negatively impacted by COVID-19 related stay at-home orders that went into effect in March 2020.
Gross profit increased 26% compared to the same period last year to $27.1 million, and gross profit percentage increased 180 basis points to 11.5% of revenue. The increase in gross profit is due primarily to higher avocado volume sold. The improvement in gross profit percentage is being driven by lower per-unit sales prices, as per-unit margin represented a higher proportion of the sales value. Per-unit sales price levels are a key determinant in reported gross profit percentage.
Selling, general and administrative expense (“SG&A”) for the second quarter increased $5.2 million to $16.3 million, due primarily to higher professional fees, higher employee-related costs and higher liability insurance premiums that are associated with being a public company. We also experienced an increase in rent expense in conjunction with our move to our new corporate headquarters in February 2021.
Net income for the second quarter of fiscal 2021 was $7.4 million, or $0.10 per diluted share. This compares with a net loss of $14.8 million, or $(0.23) per diluted share, for the same period last year. Net income in the second quarter of fiscal 2020 was negatively impacted by a non-cash impairment charge of $21.2 million in the prior year related to our equity method investment in Moruga.
Adjusted net income for the second quarter of fiscal 2021 was $8.7 million, or $0.12 per diluted share, compared to $6.2 million, or $0.10 per diluted share, for the same period last year.

Adjusted EBITDA was $16.3 million for the second quarter of fiscal 2021, compared to $14.4 million for the same period last year. The increase in adjusted EBITDA was driven by volume growth and margin improvement, partially offset by higher SG&A expenses.
Fiscal Second Quarter Business Segment Performance
Marketing & Distribution
Net sales in our Marketing & Distribution segment increased 6% to $232.4 million for the quarter, due to the same drivers impacting consolidated revenue.
Segment adjusted EBITDA decreased 8% to $16.2 million due primarily to higher SG&A expenses as described above. The impact was partially offset by higher gross margin resulting from strong volume growth.
International Farming
Substantially all sales of fruit from the Company’s International Farming reportable segment are to its Marketing and Distribution reportable segment, with the remainder of revenue largely derived from services provided to independent third parties. Nominal affiliated sales are realized in the first half of the fiscal year since the avocado harvest season for its Peruvian farms typically runs from April through August of each year. As a result, adjusted EBITDA for International Farming is generally concentrated in the third and fourth quarters of our fiscal year in alignment with the harvest season for avocados in Peru.
Total International Farming segment sales increased 79% to $4.3 million in the three months ended April 30, 2021, primarily due to earlier timing of the avocado harvest season relative to last year. Net sales increased 10% to $2.3 million for the quarter, primarily due to higher packing and cold storage service revenue.
Segment adjusted EBITDA improved by $3.3 million to $0.1 million primarily due to the revenue drivers noted above, which enabled us to better leverage fixed-cost overhead in Peru during the avocado harvest off-season.
Balance Sheet and Cash Flow
Cash and cash equivalents were $54.2 million as of April 30, 2021 compared to $124.0 million as of October 31, 2020.
The Company’s operating cash flows are seasonal in nature and can be temporarily influenced by working capital shifts resulting from payment timing for Mexican-sourced volume, which have shorter terms than other source markets. Additionally, the Company is building its growing crops inventory for sale in the first half of the fiscal year that can influence year-over-year changes. These variables can cause quarterly shifts in operating cash flows, but it is not indicative of positive operating cash flow performance that management expects to realize for the full year.
Net cash used in operating activities was $20.2 million for the first half of fiscal 2021, compared to $4.7 million in the same period last year. The $15.5 million change was primarily driven by unfavorable net change in working capital, consistent with our seasonal expectations. The increase in working capital, most notably in accounts receivable and inventory, was accentuated by increases in per-unit pricing that were experienced during the first half of fiscal 2021.
Capital expenditures were $46.8 million for the first half of fiscal 2021, compared to $19.7 million for the same period last year, and were for land improvements and orchard development in Peru and Guatemala, as well as finishing construction related to our new facility in Laredo, Texas, which formally opened in May 2021.
Outlook
As the Company prepares for its fiscal second half, where the business transitions to its owned production in Peru, management has greater visibility to volume and costs. As such, it is providing full fiscal year modeling assumptions for sales, volume and adjusted EBITDA.
•Full year fiscal 2021 net sales in the range of $900 million to $920 million, which assumes total annual volume in the range of 670 million to 680 million pounds. Expectations for avocado production from owned farms is in the range of 95 million to 105 million pounds.
•Full year fiscal 2021 adjusted EBITDA in the range of $100 million to $105 million, but may be influenced by future pricing dynamics which have a disproportionate impact on profitability of our owned production.
Conference Call and Webcast
As previously announced, the Company will host a conference call to discuss its fiscal second quarter 2021 financial results today at 5:00 p.m. ET.
The conference call can be accessed live over the phone by dialing (877) 407-9039 or for international callers by dialing (201) 689-8470. A replay of the call will be available through June 24, 2021 by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671; the passcode is 13720088.

The live audio webcast of the conference call will be accessible in the Events & Presentations section of the Company's Investor Relations website at www.investors.missionproduce.com. An archived replay of the webcast will also be available shortly after the live event has concluded.
Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures “adjusted net income” and “adjusted EBITDA.” Management believes these measures provide useful information for analyzing the underlying business results. These measures are not in accordance with, nor are they a substitute for or superior to, the comparable financial measures by generally accepted accounting principles.
Adjusted net income refers to net income, before stock-based compensation expense, unrealized gain (loss) on derivative financial instruments, foreign currency gain (loss), further adjusted by any special, non-recurring, or one-time items that are distortive to results (discrete tax adjustment related to changes in Peruvian tax rates, impairment of equity method investment, legal settlement), and tax effects of these items, if any.
Adjusted EBITDA refers to net income (loss), before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, other income (expense), and income (loss) from equity method investees, further adjusted by any special, non-recurring, or one-time items (impairment of equity method investment and legal settlement) that are distortive to results.
Reconciliations of these non-GAAP financial measures to the most comparable GAAP measure are provided in the table at the end of this press release.
About Mission Produce, Inc.
Mission Produce is the global leader in the worldwide avocado business. Since 1983, Mission Produce has been sourcing, producing and distributing fresh Hass avocados, and as of 2021, fresh mangos, to retail, wholesale and foodservice customers in over 25 countries. The vertically integrated Company owns and operates four state-of-the-art packing facilities in key growing locations globally including California, Mexico & Peru and has additional sourcing capabilities in Chile, Colombia, Dominican Republic, Guatemala, New Zealand, & South Africa, which allow the company to provide a year-round supply of premium fruit. Mission’s global distribution network includes twelve forward distribution centers in North America, China & Europe that offer value-added services such as ripening, bagging, custom packing and logistical management. In addition, Mission owns over 11,000 acres globally, allowing for diversified sourcing and access to complementary growing seasons, while ensuring its customers receive the highest quality fruit possible. For more information, please visit www.missionproduce.com.
Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are also intended to identify forward-looking statements. The forward-looking statements in this press release address a variety of subjects, including statements about our short-term and long-term assumptions, goals and targets, including our outlook for our fiscal year 2021 operating results. Many of these assumptions relate to matters that are beyond our control and changing rapidly. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including: limitations regarding the supply of avocados, either through purchasing or growing; the loss of one or more of our largest customers or a reduction in the level of purchases by customers; doing business internationally, including Mexican and Peruvian economic, political and/or societal conditions; fluctuations in market prices of avocados; increasing competition; inherent farming risks; variations in operating results due to the seasonality of the business; general economic conditions; the effects of the COVID-19 pandemic; increases in costs of commodities or other products used in our business; food safety events and recalls of our products; changes to USDA and FDA regulations, U.S. trade policy, and/or tariff and import/export regulations; restrictions due to health and safety laws; significant costs associated with compliance with environmental laws and regulations; acquisitions of other businesses; the ability of our infrastructure to handle our business needs; supply chain optimization failures or disruptions; disruption to the supply of reliable and cost-effective transportation; loss of key personnel and an adequate labor supply; information system security risks, data protection breaches and systems integration issues; changes in privacy and/or information security laws, policies and/or contractual arrangements; failure to maintain or protect our brand; changes in tax rates or international tax legislation; the viability of an active, liquid, and orderly market for our common stock; volatility in the trading price of our common stock; failure to meet continued Nasdaq listing requirements; concentration of control in our executive officers, directors and principal stockholders over matters submitted to stockholders for approval; limited sources of capital appreciation; the sale into the market of restricted shares; reduced disclosure requirements due to our emerging growth company status; significant costs associated with being a public company and the allocation of significant management resources thereto; reliance on analyst reports; failure to maintain proper and effective internal control over financial reporting; restrictions on takeover attempts in our charter documents and under Delaware law; and the selection of Delaware as the exclusive forum for substantially all disputes between us and our stockholders; and other risks and factors discussed from time to time in our Annual and Quarterly Reports on Forms 10-K and 10-Q and in our other filings with the Securities and Exchange Commission.
You can obtain copies of our SEC filings on the SEC’s website at www.sec.gov. The forward-looking statements contained in this press release are made as of the date hereof and the Corporation does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Contact
Investor Relations
ICR
Jeff Sonnek
646-277-1263
jeff.sonnek@icrinc.com
Media
Denise Junqueiro
Senior Director of Marketing and Communications
Mission Produce, Inc.
press@missionproduce.com

MISSION PRODUCE, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(In millions)	April 30, 2021	October 31, 2020
Assets
Current Assets:
Cash and cash equivalents	$54.2	$124.0
Restricted cash	1.7	1.4
Accounts receivable
Trade, net of allowances	85.8	57.5
Grower and fruit advances	3.2	1.5
Miscellaneous receivables	13.9	13.4
Inventory	65.1	38.6
Prepaid expenses and other current assets	10.8	8.8
Loans to equity method investees	2.7	—
Income taxes receivable	6.4	2.9
Total current assets	243.8	248.1
Property, plant and equipment, net	412.1	379.1
Equity method investees	49.2	46.7
Loans to equity method investees	1.5	4.5
Deferred income taxes	7.0	4.4
Goodwill	76.4	76.4
Other assets	18.9	18.1
Total assets	$808.9	$777.3

Liabilities and Shareholders' Equity
Liabilities:
Accounts payable	$21.6	$20.5
Accrued expenses	33.7	28.3
Income taxes payable	0.9	1.7
Grower payables	31.4	18.8
Long-term debt—current portion	8.2	7.4
Capital leases—current portion	1.2	1.2
Total current liabilities	97.0	77.9
Long-term debt, net of current portion	162.0	166.7
Capital leases, net of current portion	2.7	3.3
Income taxes payable	3.8	3.8
Deferred income taxes	35.3	27.8
Other long-term liabilities	23.1	24.3
Total liabilities	323.9	303.8
Shareholders' equity	485.0	473.5
Total liabilities and shareholders' equity	$808.9	$777.3

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions, except for share and per share amounts)	2021	2020	2021	2020
Net sales	$234.7	$221.6	$407.9	$419.1
Cost of sales	207.6	200.1	358.1	378.2
Gross profit	27.1	21.5	49.8	40.9
Selling, general and administrative expenses	16.3	11.1	30.9	25.9
Operating income	10.8	10.4	18.9	15.0
Interest expense	(0.8)	(2.3)	(1.7)	(4.4)
Equity method (loss) income	(0.2)	0.4	2.1	0.4
Impairment on equity method investment	—	(21.2)	—	(21.2)
Other (expense) income, net	(0.3)	1.4	(0.3)	1.0
Income (loss) before income taxes	9.5	(11.3)	19.0	(9.2)
Provision for income taxes	2.1	3.5	9.4	4.2
Net income (loss)	$7.4	$(14.8)	$9.6	$(13.4)

Net income (loss) per share:
Basic	$0.10	$(0.23)	$0.14	$(0.21)
Diluted	$0.10	$(0.23)	$0.14	$(0.21)

Weighted average shares of common stock outstanding, used in computing basic earnings per share	70,560,287	63,257,051	70,555,528	63,329,930
Effect of dilutive stock options	605,469	—	335,095	—
Effect of dilutive RSUs	41,703	n/a	36,961	n/a
Weighted average shares of common stock outstanding, used in computing diluted earnings per share	71,207,459	63,257,051	70,927,584	63,329,930

MISSION PRODUCE, INC.
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended April 30,
(In millions)	2021	2020
Operating Activities
Net income (loss)	$9.6	$(13.4)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Provision for losses on accounts receivable	0.1	—
Depreciation and amortization	7.6	7.1
Amortization of debt issuance costs	0.2	0.2
Equity method income	(2.1)	(0.4)
Impairment on equity method investment	—	21.2
Stock-based compensation	1.5	0.7
Dividends received from equity method investees	—	1.7
Loss on sale of equipment	0.3	0.1
Deferred income taxes	5.0	(0.5)
Other	0.3	(2.0)
Unrealized (gains) losses on derivative financial instruments	(0.3)	3.4
Effect on cash of changes in operating assets and liabilities:
Trade accounts receivable	(28.2)	(8.0)
Grower fruit advances	(1.7)	2.0
Miscellaneous receivables	1.1	(1.6)
Inventory	(27.5)	(1.7)
Prepaid expenses and other current assets	0.3	(1.2)
Income taxes receivable	(3.5)	(2.6)
Other assets	(4.7)	(1.6)
Accounts payable and accrued expenses	10.5	(2.1)
Income taxes payable	(0.9)	(3.0)
Grower payables	12.5	—
Other long-term liabilities	(0.3)	(3.0)
Net cash used in operating activities	$(20.2)	$(4.7)
Investing Activities
Purchases of property and equipment	(46.8)	(19.7)
Proceeds from sale of property, plant and equipment	2.3	—
Investment in equity method investees	(0.2)	(1.9)
Loans to equity method investees	(1.5)	—
Loan repayments from equity method investees	1.5	—
Issuance of notes receivable	—	(0.2)
Supplier deposits, net	(0.3)	0.1
Investments, net	—	(0.2)
Net cash used in investing activities	$(45.0)	$(21.9)
Financing Activities
Borrowings on revolving credit facility	—	10.0
Payments on revolving credit facility	—	(6.0)
Principal payments on long-term debt obligations	(3.9)	(3.1)
Principal payments on capital lease obligations	(0.6)	(0.4)
Payments for long-term supplier financing	—	(1.1)
Dividends paid	—	(7.5)
Repayment of stock option notes receivable	—	0.1
Debt issuance costs	—	(0.1)
Purchase and retirement of stock	—	(1.8)
Net cash used in financing activities	$(4.5)	$(9.9)
Effect of exchange rate changes on cash	0.2	—
Net decrease in cash, cash equivalents and restricted cash	(69.5)	(36.5)
Cash, cash equivalents and restricted cash, beginning of period	127.0	65.6

MISSION PRODUCE, INC.

	Six Months Ended April 30,
(In millions)	2021	2020
Cash, cash equivalents and restricted cash, end of period	$57.5	$29.1

Summary of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets:
Cash and cash equivalents	$54.2	$26.6
Restricted cash	1.7	1.1
Restricted cash included in other assets	1.6	1.4
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$57.5	$29.1

MISSION PRODUCE, INC.
Reconciliation of Non-GAAP Financial Measures to GAAP (Unaudited)
The following tables reconciles the non-GAAP measures “adjusted net income” and “adjusted EBITDA” to their comparable GAAP measures. Refer also to “Non-GAAP Financial Measures” earlier in this press release.
Adjusted net income

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions, except for per share amounts)	2021	2020	2021	2020
Net income (loss)	$7.4	$(14.8)	$9.6	$(13.4)
Stock-based compensation	0.7	0.3	1.5	0.7
Unrealized (gains) losses on derivative financial instruments	(0.9)	3.1	(1.4)	3.4
Impairment on equity method investment(3)	—	21.2	—	21.2
Legal settlement(4)	0.8	—	0.8	—
Foreign currency loss (gain)	1.2	(4.0)	1.8	(3.2)
Tax effects of adjustments to net income(1)	(0.5)	0.4	(0.8)	—
Discrete tax adjustment for change in Peruvian tax rates(2)	—	—	5.1	—
Adjusted net income	$8.7	$6.2	$16.6	$8.7
Adjusted net income per diluted share	$0.12	$0.10	$0.23	$0.14
(1)Tax effects are calculated using applicable rates that each adjustment relates to.
(2)On December 30, 2020, Peru enacted tax law repealing current tax law which provided benefits to agribusiness entities. The new law will subject us to higher Peruvian corporate income tax rates than our current rate of 15% as follows: 20% for calendar years 2023 to 2024, 25% for calendar years 2025 to 2027, and 29.5% thereafter. As a result of the new tax law, we recorded a $5.1 million charge in the three months ended January 31, 2021 to the provision for income taxes.
(3)In the second quarter of fiscal year 2020, we recognized a $21.2 million, non-cash, pre-tax impairment charge on our equity method investee Moruga.
(4)In the second quarter of fiscal year 2021, we recognized a loss contingency related to a preliminary settlement offering to plaintiffs in an employee lawsuit.
Adjusted EBITDA

	Three Months Ended April 30,		Six Months Ended April 30,
(In millions)	2021	2020	2021	2020
Marketing & Distribution adjusted EBITDA	$16.2	$17.6	$29.9	$27.8
International Farming adjusted EBITDA	0.1	(3.2)	(1.1)	(5.0)
Total reportable segment adjusted EBITDA	16.3	14.4	28.8	22.8
Net income (loss)	7.4	(14.8)	9.6	(13.4)
Interest expense	0.8	2.3	1.7	4.4
Provision for income taxes	2.1	3.5	9.4	4.2
Depreciation and amortization	4.0	3.7	7.6	7.1
Equity method loss (income)	0.2	(0.4)	(2.1)	(0.4)
Impairment on equity method investment	—	21.2	—	21.2
Legal settlement	0.8	—	0.8	—
Other expense (income), net	0.3	(1.4)	0.3	(1.0)
Stock-based compensation	0.7	0.3	1.5	0.7
Total adjusted EBITDA	$16.3	$14.4	$28.8	$22.8

MISSION PRODUCE, INC.

Segment Sales (Unaudited)

	Marketing & Distribution	International Farming	Total	Marketing & Distribution	International Farming	Total
	Three Months Ended April 30,
(In millions)	2021			2020
Third party sales	$232.4	$2.3	$234.7	$219.5	$2.1	$221.6
Affiliated sales	—	2.0	2.0	—	0.3	0.3
Total segment sales	232.4	4.3	236.7	219.5	2.4	221.9
Intercompany eliminations	—	(2.0)	(2.0)	—	(0.3)	(0.3)
Total net sales	$232.4	$2.3	$234.7	$219.5	$2.1	$221.6
	Six Months Ended April 30,
	2021			2020
Third party sales	$402.0	$5.9	$407.9	$414.0	$5.1	$419.1
Affiliated sales	—	2.2	2.2	—	0.3	0.3
Total segment sales	402.0	8.1	410.1	414.0	5.4	419.4
Intercompany eliminations	—	(2.2)	(2.2)	—	(0.3)	(0.3)
Total net sales	$402.0	$5.9	$407.9	$414.0	$5.1	$419.1

Other Information (Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2021	2020	2021	2020
Pounds of avocados sold (millions)	163.0	133.9	325.9	286.1
Average sales price per pound(1)	$1.42	$1.64	$1.23	$1.45
Gross profit per pound(2)	$0.17	$0.16	$0.15	$0.14
(1)Calculated by dividing net avocado sales from our Marketing & Distribution segment by the total pounds of avocados sold in the stated period.
(2)Calculated by dividing gross profit by the total avocado sales volume in the stated period.